SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC  20549



                          FORM 8-K


                   Current Report Pursuant
                to Section 13 or 15(d) of the
               Securities Exchange Act of 1934


     Date of report (Date of earliest event reported)
May 19, 1995

                        CENCOR, INC.
   (Exact Name of Registrant as Specified in Its Charter)

                          Delaware
       (State or Other Jurisdiction of Incorporation)

   0-3417                              43-5914033
 (Commission File Number)    (I.R.S. Employer Identification No.)

      1100 Main Street, City Center Square, Suite 2350
      P.O. Box 26098, Kansas City, Missouri  64196-6098
(Address of Principal Executive Offices)         (Zip Code)

                       (816) 221-9744
    (Registrant's Telephone Number, Including Area Code)

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Item 5  Other Events.

     On May 19, 1995, CenCor, Inc. ("CenCor") and Century Acceptance Corporation ("Century"), CenCor's sole operating subsidiary, signed a definitive agreement (the "Agreement") whereby Century's consumer finance business would be sold to Fidelity Acceptance Corporation, a subsidiary of the Bank of Boston Corporation.

     Under the terms of the Agreement, substantially all of Century's assets will be sold for total projected gross proceeds of approximately $131 million. This amount is subject to adjustment depending on the book value of Century's assets, consisting primarily of its loan portfolio, on the consummation of the transaction, which is expected to occur by mid-July. The Agreement provides that $5 million of the sale proceeds will be escrowed for a three-year period to secure certain indemnification obligations of Century to the buyer.

     Consummation of the Agreement is subject to a number of contingencies, including receipt of all necessary governmen-tal approvals. Accordingly, there can be no assurance that the transaction will be consummated.

     Assuming the transaction had taken place on March 31, 1995 and CenCor and Century liquidated at that time, CenCor would have had a liquidation value of approximately $6 mil-lion ($3.30 per share), after giving effect to the conversion of $11.5 million in convertible notes to equity. It is unlikely that any such liquidation will occur prior to July 1998. CenCor's liquidation value at the time of liquidation may be significantly reduced as a result of claims arising from indemnification obligations to the buyer or as the result of other factors, such as unexpected tax liabilities.


     Under the Agreement, Century's branch office employees will be offered employment opportunities with Fidelity Accep-tance.

     Bank of Boston Corporation, which has its securities listed on the New York and Boston stock exchanges, is a New
England-based global bank with assets of $43.5 billion.
Fidelity Acceptance Corporation is a 66-year old consumer finance company with 139 offices in 26 states.


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Item 7  Financial Statements and Exhibits.

     (c) The following exhibit is filed as part of this current report on Form 8-K.

     Exhibit Number           Description
          99                  Press Release dated May 20,
                              1995 announcing agreement to
                              sell business.

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                         SIGNATURES


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly autho-rized.



                                  CenCor, Inc.
                                     (Registrant)


Date    May 26, 1994          By  /s/ Jack L. Brozman
                                                  (Signature)
                                  Jack L. Brozman, President